Exhibit 3

Name and Addresses of the Underwriters

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

United States of America

Goldman Sachs & Co. LLC

200 West Street

New York, New York 10282

United States of America

Itau BBA USA Securities, Inc.

599 Lexington Avenue, 34th Floor,

New York, New York 10022

United States of America